Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2014

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter Operating Results

DALLAS, TEXAS, July 29, 2014 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $14.0 million for the quarter ended June 30, 2014. For the six months ended June 30, 2014, the Bank reported net income of $26.9 million.

Total assets at June 30, 2014 were $33.6 billion, compared with $30.6 billion at March 31, 2014 and $30.2 billion at December 31, 2013. The $3.0 billion increase in total assets for the second quarter was attributable primarily to a $2.9 billion increase in the Bank's advances. For the six-month period ended June 30, 2014, the $3.4 billion increase in total assets was attributable to increases in the Bank's advances ($2.2 billion) and its short-term liquidity portfolio ($1.2 billion).

Advances totaled $18.2 billion at June 30, 2014, compared with $15.3 billion at March 31, 2014 and $16.0 billion at December 31, 2013. During the second quarter, the Bank's lending activities expanded due to increased demand for loans at member institutions which the Bank attributes to improving economic conditions and more robust activity in the housing markets served by its members.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency mortgage-backed securities (MBS), totaled $5.1 billion at both June 30, 2014 and March 31, 2014 as compared to $5.2 billion at December 31, 2013. The unpaid principal balance of the Bank’s investments in non-agency (private-label) residential MBS (RMBS), all of which are classified as held-to-maturity, totaled $196.8 million at June 30, 2014, compared with $203.5 million at March 31, 2014 and $211.0 million at December 31, 2013. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures, totaled $5.6 billion at June 30, 2014 as compared to $5.5 billion at both March 31, 2014 and December 31, 2013. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold, overnight reverse repurchase agreements and U.S. Treasury Bills) increased from $4.4 billion at March 31, 2014 and $3.3 billion at December 31, 2013 to $4.5 billion at June 30, 2014.

The Bank's retained earnings increased to $680.4 million at June 30, 2014, from $667.4 million at March 31, 2014 and $655.5 million at December 31, 2013. On June 30, 2014, a dividend of $1.0 million was paid to the Bank's shareholders. Accumulated other comprehensive loss attributable to the non-credit portion of previous other-than-temporary impairment losses on the Bank's non-agency RMBS holdings declined from $31.3 million at March 31, 2014 and $33.2 million at December 31, 2013 to $29.5 million at June 30, 2014. Accumulated other comprehensive income (loss) attributable to net unrealized gains

(losses) on the Bank's available-for-sale securities portfolio totaled $29.5 million, $24.4 million and ($0.9 million) as of June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

Additional selected financial data as of and for the quarter and six months ended June 30, 2014 is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2014 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2014
(Unaudited, in thousands)

	June 30, 2014	March 31, 2014	December 31, 2013
Selected Statement of Condition Data:

Assets
Investments (1)	$13,938,090	$13,387,482	$13,130,343
Advances	18,245,870	15,340,791	15,978,945
Mortgage loans held for portfolio, net	80,791	85,838	91,110
Cash and other assets	1,386,549	1,821,252	1,021,426
Total assets	$33,651,300	$30,635,363	$30,221,824

Liabilities
Consolidated obligations
Discount notes	$11,952,899	$7,798,189	$5,984,530
Bonds	18,958,906	20,146,668	21,486,712
Total consolidated obligations	30,911,805	27,944,857	27,471,242
Mandatorily redeemable capital stock	3,779	3,961	3,065
Other liabilities	826,432	940,836	1,001,013
Total liabilities	31,742,016	28,889,654	28,475,320
Capital
Capital stock — putable	1,227,513	1,083,879	1,123,675
Retained earnings	680,383	667,363	655,470
Total accumulated other comprehensive income (loss)	1,388	(5,533)	(32,641)
Total capital	1,909,284	1,745,709	1,746,504
Total liabilities and capital	$33,651,300	$30,635,363	$30,221,824

Total regulatory capital (2)	$1,911,675	$1,755,203	$1,782,210

	For the Quarter Ended	For the Six Months Ended
	June 30, 2014	June 30, 2014

Selected Statement of Income Data:

Net interest income	$31,885	$60,603
Other income	2,830	5,678
Other expense	19,155	36,374
AHP assessment	1,556	2,991
Net income	$14,004	$26,916

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of June 30, 2014, March 31, 2014 and December 31, 2013, total regulatory capital represented 5.68 percent, 5.73 percent and 5.90 percent, respectively, of total assets as of those dates.
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